Exhibit 10(W)
VF CORPORATION
AMENDED AND RESTATED
DEFERRED SAVINGS PLAN FOR NON-EMPLOYEE DIRECTORS
     Effective as of March 1, 1997, VF Corporation (the “Company”) established the Deferred Savings Plan for Non-Employee Directors (the “Plan”), pursuant to which non-employee members of its Board of Directors may elect to defer receipt of all or any portion of the compensation payable to them for services rendered to the Company. The intention of VF Corporation is that the Plan at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), and exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     The Company desires to amend and restate the Plan effective as of January 1, 2005, to bring the Plan into compliance with the requirements of Section 409A of the Code. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Code, and has been operated from January 1, 2005 through the date of adoption of this amended and restated Plan in good faith compliance with the provisions of Section 409A of the Code and guidance issued by the Internal Revenue Service.
     NOW, THEREFORE, the Plan is hereby amended and restated to read as follows:
SECTION I
DEFINITIONS
     Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:
     1. “Accrued Benefit” means the sum of a Participant’s Deferrals (and any gains and losses credited thereon).
     2. “Beneficiary” means the individual or entity named pursuant to the Plan to receive benefit payments hereunder in the event of the death of the Participant.
     3. “Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.
     4. “Committee” means the VF Corporation Pension Plan Committee.
     5. “Company” means VF Corporation, a Pennsylvania corporation.

     6. “Compensation” means the fees payable by the Company in cash to a Participant for services rendered as a Director, including the annual base retainer and attendance fees for board and committee meetings.
     7. “Deferral” means that portion of a Participant’s Compensation elected to be deferred hereunder.
     8. “Director” means a member of the Board of Directors of the Company.
     9. “Grandfathered Amount” means a Participant’s Deferrals to the Plan in taxable years beginning before January 1, 2005 (and credited gains or losses attributable thereto); provided, however, that the Plan is not “materially modified” (within the meaning of the regulations under Section 409A of the Code) with respect to the Participant after October 3, 2004.
     10. “Participant” means a Director who is not employed by the Company or any of its subsidiaries or affiliates.
     11. “Plan” means the VF Deferred Savings Plan for Non-Employee Directors, as it may be amended and/or restated from time to time.
     12. “Plan Year” means the calendar year, except that with respect to the first year, the Plan Year shall commence March 1, 1997 and end December 31, 1997.
     13. “Severance from Service” means the date on which a Participant ceases to be a Director of the Company.
     14. “Spouse” means the person to whom the Participant is legally married.
SECTION II
ELIGIBILITY
     1. A Director shall be eligible to make Deferral elections under this Plan as long as he or she (a) remains a Director of the Company and (b) is not concurrently employed by the Company or any of its subsidiaries or affiliates.
     2. Participation in this Plan is voluntary.
SECTION III
DEFERRALS
     1. Election. A Participant may elect to defer up to 100% of his or her Compensation for a Plan Year by directing the Company to reduce his or her Compensation for the Plan Year by a whole percentage or amount authorized by an election executed by the Participant and filed with and approved by the Committee. Such Deferral election shall be made on or before December 31 of the calendar year preceding the Plan Year to which the election relates. Notwithstanding the foregoing, a new Participant may elect to defer up to 100% of the Compensation that he or she would otherwise be entitled to receive in the Plan Year in which the

Director’s election as a member of the Company’s Board of Directors becomes effective, beginning with Compensation earned following the filing of a Deferral election with the Committee and before the close of such Plan Year, by executing and filing a Deferral election with the Committee within thirty (30) days of the effective date of such Director’s election. A Participant’s Deferral election for a Plan Year is irrevocable.
     2. Non-Deferred Compensation. Any Compensation not deferred under this Plan shall be paid in accordance with normal Company policy.
     3. Vesting. A Participant shall have a fully vested and nonforfeitable right to his or her Deferrals and any credited gains or losses attributable thereto.
     4. Separate Election for Each Plan Year. A separate Deferral election shall be made for each Plan Year for which a Participant desires to defer all or any portion of his or her Compensation for such Plan Year. The failure of a Participant to make a Deferral election for any Plan Year shall not affect such Participant’s right to make a Deferral election for any other Plan Year.
     5. Election of Form of Payment. At the time that a Participant makes a Deferral election with respect to a Plan Year, the Participant shall designate the form in which such Deferral (and any gains and losses credited thereon) shall be distributed, in accordance with Section VII. All Deferral elections filed by Participants must provide for distribution to be made in a form that is consistent with the distribution options made available under the Plan and permitted under applicable law, including, without limitation, Section 409A of the Code. A Participant’s election with respect to the form of payment of his or her Deferral for a Plan Year may not be changed, except as expressly provided for in this Plan or permitted under applicable law, including, without limitation, Section 409A of the Code.
SECTION IV
INVESTMENT
     A Participant’s Deferrals shall be credited with gains and losses as if such Deferrals had been invested in a hypothetical fund which invests in common stock of the Company, purchased on the open market at the then prevailing price on the New York Stock Exchange on the date of purchase.
SECTION V
RECORDS
     The Committee shall create and maintain adequate records, in book entry form, for each Participant of Deferrals and credited gains or losses attributable thereto. Each Participant shall be informed of the status of his or her Accrued Benefit at least quarterly.
SECTION VI
PLAN BENEFITS
     1. Severance from Service. Upon a Participant’s Severance from Service, he or she shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.

     2. Death. In the event of the death of a Participant prior to Severance from Service, the Participant’s Beneficiary shall be entitled to a benefit equal to the Participant’s Accrued Benefit, payable in accordance with Section VII.
     3. Beneficiary. Each Participant should designate a Beneficiary (along with alternate beneficiaries) to whom, in the event of the Participant’s death, any benefit is payable hereunder. Each Participant has the right to change any designation of Beneficiary and such change automatically revokes any prior designation. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary will not become effective until filed with the Committee; provided, however, that the Committee shall not recognize the validity of any designation received after the death of the Participant. The interest of any Beneficiary who dies before the Participant will terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan will be paid to the Spouse of the Participant if living at the time of payment, otherwise in equal shares to such of the children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving Spouse or child at the time of payment, such payment will be made to the estate of the Participant.
SECTION VII
PAYMENT OF BENEFITS
     1. Benefits Not Subject to Code Section 409A. This Section VII.1 shall apply solely to the portion of a Participant’s Accrued Benefit which is a Grandfathered Amount and thus not subject to the requirements of Section 409A of the Code. The normal form for the payment of the portion of a Participant’s Accrued Benefit which is a Grandfathered Amount shall be a lump-sum payment in cash, payable as soon as practicable after the event giving rise to the distribution. Notwithstanding the foregoing, a Participant may request, by filing an application in writing to the Committee, that payment be made in installments over a period of not more than ten (10) years. Such written application must be made to the Committee at least sixty (60) days prior to the Participant’s Severance from Service, and the decision to permit the requested installment payments shall be made at the sole discretion of the Committee taking into account the interests of the Participant and the Company.
     2. Benefits Subject to Code Section 409A. This Section VII.2 shall apply solely to the portion of a Participant’s Accrued Benefit which is not a Grandfathered Amount and thus subject to the requirements of Section 409A of the Code. The Participant’s Deferral (and any gains and losses credited thereon) for a Plan Year shall be distributed in cash in either (a) a lump-sum payment or (b) substantially equal annual installments over up to ten (10) years, as elected by the Participant in his or her Deferral election for such Plan Year. The payment to the Participant shall be made or commence, as applicable, within ninety (90) days after the Participant’s Severance from Service; provided, however, that in the case of a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant’s Accrued Benefit shall not be made or commence until the date which is six (6) months after the date of the Participant’s Severance from Service (or, if earlier, the date of death of the Participant). If a Participant dies prior to Severance from Service, his or her Beneficiary shall, within ninety (90) days after the Participant’s death, receive the Participant’s Accrued

Benefit in a lump-sum payment in cash. In the event the Participant fails to make a valid election of the form of payment, the distribution will be made in a lump-sum payment in cash.
     3. Limited Cashouts. Notwithstanding any Deferral election made by the Participant or the foregoing provisions of this Section VII, the Participant’s Accrued Benefit will be distributed in a lump-sum payment in cash, if the amount of such Accrued Benefit on the date that payment is to commence does not exceed the maximum amount permitted to be automatically distributed under the regulations promulgated under Section 409A of the Code, with such payment made on or before the later of (i) December 31 of the calendar year in which the Participant’s Severance from Service occurs, or (ii) the 15th day of the third month following the Participant’s Severance from Service.
     4. Acceleration Prohibited. The acceleration of the time or schedule of any payment due under Section VII.2 of the Plan is prohibited, except as provided in regulations under Section 409A of the Code. To the extent permitted by the regulations under Section 409A of the Code, distribution of a Participant’s Accrued Benefit may be made at any time the Plan fails the requirements of Section 409A and the regulations thereunder, with such payment not to exceed the amount required to be included in the Participant’s income as a result of the failure.
     5. Compliance with Section 409A. Notwithstanding the foregoing provisions of this Section VII, the portion of any Accrued Benefit (or the entire Accrued Benefit, if applicable) that is not a Grandfathered Amount shall be paid at such time and in such form as shall not violate the requirements of Section 409A of the Code, including, without limitation, the restriction in Section 409A(a)(2)(B)(i) on the timing of distributions following the Severance from Service of a Participant who is a “specified employee”.
SECTION VIII
FUNDING STATUS
     This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Company to pay a Participant’s benefit out of the general assets of the Company, subject to all of the terms and conditions of the Plan, as amended from time to time, and applicable law. A Participant hereunder shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Company.
SECTION IX
ADMINISTRATION
     1. The Plan shall be administered by the Committee which shall have the following powers and responsibilities.
(a)	to amend the Plan;

(b)	to terminate the Plan;

(c)	to construe the Plan, make factual determinations, consider requests made by Participants, correct defects, and take any and all similar actions to the extent necessary to administer the Plan, with any instructions or interpretations of the Plan made in good faith by the Committee to be final and conclusive for all purposes;

(d)	to prepare periodic administration reports to the Board of Directors which will show, in reasonable detail, the administrative operations of the Plan; and

(e)	to take all other actions and do all other things which are reasonable and necessary to the proper administration of the Plan.
     2. The Committee shall have complete discretion in carrying out its powers and responsibilities under the Plan, and its exercise of discretion hereunder shall be final and conclusive.
     3. The Committee may, in writing, delegate some or all of its powers and responsibilities to any other person or entity.
     4. The Committee may hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Committee at the time in office will constitute a quorum for the transaction of business at all meetings and a majority vote of those present and constituting a quorum at any meeting will be required for action. The Committee may also act by written consent of a majority of its members.
     5. The Committee may adopt such rules for administration of the Plan as is considered desirable, provided they do not conflict with the Plan. Records of administration of the Plan will be kept, and Participants and their Beneficiaries may examine records pertaining directly to themselves.
     6. The Committee may retain such counsel, and actuarial, accounting, clerical and other services as they may require to carry out the provisions and purposes of the Plan.
     7. The Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed auditor, or actuary, upon all certificates and reports made by any investment manager, or any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.
     8. No member of the Committee shall be personally liable by virtue of any instrument executed by the member, or on the member’s behalf, as a member of the Committee. Neither the Company nor any of its officers or directors, nor any member of the Committee, shall be personally liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan unless such action or inaction is judicially determined to be a breach of that person’s responsibility as a fiduciary with respect to the Plan under any applicable law. The Company shall indemnify and hold harmless its officers, directors, and each member of the Committee against any and all claims, losses, damages, expenses (including attorneys’ fees), and liability (including, in each case, amounts paid in settlement), arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such officer, director or member of the Committee. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law.
SECTION X
MODIFICATION AND TERMINATION
     1. The Committee reserves the right to terminate this Plan at any time or to modify, amend or suspend it from time to time. Any such termination or modification shall be effective at such date as the Committee may determine. The Committee shall promptly give notice of any such modification or termination to all Participants. A modification may affect Participants, irrespective of whether they are past, current or future Participants, provided, however, that a modification may not eliminate or reduce the Accrued Benefit of any Participant as of the effective date of such modification.
     2. To the extent permitted by the regulations under Section 409A of the Code, within the thirty (30) days preceding or the twelve (12) months following a Change of Control, the Company may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or of the terms of any Deferral election made under the Plan, distribute in full to each Participant the portion of his or her Accrued Benefit (or the entire Accrued Benefit, if applicable) that is not a Grandfathered Amount. The preceding sentence shall apply also to the portion of the Participant’s Accrued Benefit that is a Grandfathered Amount, provided that such action does not constitute a “material modification” (within the meaning of the regulations under Section 409A) of the Plan with respect to such Participant.
     3. The Committee amended and restated this Plan effective as of January 1, 2005, in order (a) to preserve the favorable tax treatment available to Accrued Benefits that are Grandfathered Amounts in view of the enactment of Section 409A of the Code and the issuance of regulations thereunder, and (b) with respect to all other Accrued Benefits earned under the Plan, to comply with the requirements of Section 409A and the regulations thereunder. The Committee reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.
SECTION XI
GENERAL PROVISIONS
     1. Nothing contained herein shall be deemed to give any Participant the right to be retained in the service of the Company.
     2. It is a condition of this Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant under this Plan or in his or her credited Deferrals (and any credited gains or losses attributable thereto) shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, subject, however, to applicable law, but excluding devolution by death or mental incompetency, and no right or interest of any Participant under this Plan or in his or her credited Deferrals (and any credited gains or losses attributable thereto) shall be liable for or subject to any obligation or liability of such Participant, subject, however, to applicable law.
     3. All payments of benefits under the Plan shall be subject to such taxes and other withholdings (federal, state or local) as may be due thereon, and the determination of the Committee as to withholding with respect to payments shall be binding upon the Participant and each Beneficiary.
     4. The sale of all of the assets of the Company, or a merger, consolidation or reorganization of the Company wherein the Company is not the surviving corporation, or any other transaction which, in effect, amounts to a sale of the Company or voting control thereof, shall not terminate this Plan or any related agreements and the obligations created hereunder or thereby shall be binding upon the successors and assigns of the Company.
     5. If a Participant or Beneficiary entitled to receive any benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee might designate or to the duly appointed guardian.
     6. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of law rules applicable therein.
     IN WITNESS WHEREOF, the VF Corporation Pension Plan Committee, intending to be legally bound hereby, has adopted and executed this Plan amendment and restatement this 12th day of July, 2007.

VF CORPORATION PENSION PLAN COMMITTEE
/s/ Frank C. Pickard III
Frank C. Pickard III

/s/ Candace S. Cummings
Candace S. Cummings

/s/ Susan L. Williams
Susan L. Williams